Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6110
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS 2006 REVENUE UP 15%, TO $764.0 MILLION; ADJUSTED

EBITDA UP 55%, TO $122.7 MILLION

Q4 revenue up 17% from a year ago, to $200.7 million; Adjusted EBITDA up 61%,

to $36.0 million

ST. LOUIS, MO. – January 29, 2007 – SAVVIS, Inc. (NASDAQ: SVVS), a global leader in IT infrastructure services for business applications, announced today that its revenue for 2006 totaled $764.0 million, compared to $667.0 million in 2005. SAVVIS achieved income from operations of $25.5 million for the year, and its consolidated net loss was $44.0 million, compared to a net loss of $69.1 million in the previous year. Adjusted EBITDA* for the year was $122.7 million, an increase of 55% from $79.3 million in 2005.

For the fourth quarter of 2006, revenue totaled $200.7 million, compared to $171.5 million in the fourth quarter of 2005 and $193.7 million in the third quarter of 2006. SAVVIS achieved income from operations of $11.6 million in the fourth quarter, and its consolidated net loss was $6.8 million, compared to a net loss of $13.1 million in the fourth quarter of 2005 and a net loss of $13.6 million in the third quarter of 2006.

Cost of revenue, which excludes depreciation, amortization, and accretion, was $118.4 million for the fourth quarter 2006, up 7% from a year ago and 2% from the prior quarter. Gross profit, defined as total revenue less cost of revenue, was $82.3 million, up 36% from a year ago and 7% from the third quarter 2006. Gross profit as a percentage of total revenue was 41% in the current quarter, up from 35% a year earlier and 40% in the prior quarter. Adjusted EBITDA of $36.0 million increased 61% from $22.3 million a year earlier, and 10% from $32.8 million in the previous quarter. Fourth-quarter operating cash flow was $41.0 million and cash capital expenditures were $22.1 million.

Chief Executive Officer Phil Koen said, “This was a year of significant progress for SAVVIS, with important achievements in operations, capital structure and financial performance. The

SAVVIS

Fourth-quarter Financial Results

January 29, 2007

fourth-quarter results, with excellent cash flow and expanded margins, build on a strong track record of accomplishment. SAVVIS is offering solutions that are changing the way businesses manage information technology. Our model of IT infrastructure as a service delivers solid performance and cost-of-ownership advantages to our customers. Strong market demand is creating value for our stockholders.”

Fourth-quarter Results

(US$ millions)	Three months ended:
	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005
Revenue:
Hosting	$106.2	$99.4	$79.5
Managed IP VPN	35.0	35.1	30.3
Other Network Services	29.2	27.4	27.2
Digital Content Services	9.5	10.2	10.5

Total Diversified Revenue	179.9	172.1	147.5
Reuters	20.8	21.6	24.0

Total Revenue	$200.7	$193.7	$171.5

Cost of Revenue(1)	$118.4	$116.5	$110.8
Sales, Gen. & Admin. Expenses(1)	$53.5	$52.4	$39.6
Income from Operations	$11.6	$4.1	$2.8
Net Loss	$(6.8)	$(13.6)	$(13.1)
Adjusted EBITDA	$36.0	$32.8	$22.3
Adjusted EBITDA margin	18%	17%	13%

(1)Cost of revenue excludes depreciation, amortization, and accretion. Both cost of revenue and sales, general and administrative expenses for 2005 have been revised, in accordance with U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 107, to include the effect of non-cash equity-based compensation, which was previously reported separately. Total non-cash equity-based compensation in cost of revenue was $1.2 million, $1.4 million, and $0.2 million and in sales, general and administrative expenses was $6.0 million, $6.5 million, and $1.0 million for the three months ended December 31, 2006, September 30, 2006, and December 31, 2005, respectively.

Total revenue for the fourth quarter increased 17% from a year ago and 4% from the third quarter, primarily reflecting strong growth in hosting revenue. Virtualized utility services contributed $10.3 million of managed hosting revenue, up 145% from a year ago and 16% from the third quarter. Managed hosting services contributed 46% of hosting revenue.

Managed IP VPN revenue increased 16% from the prior year and was relatively flat compared to the previous quarter. SAVVIS is transitioning from a strategy of selling virtual private networks on a stand-alone basis to one of selling VPNs as part of an integrated IT infrastructure solution. In addition, as SAVVIS begins the deployment of the company’s previously-announced next-generation network, customers may delay purchase of managed network services. SAVVIS

SAVVIS

Fourth-quarter Financial Results

January 29, 2007

expects to go to market with its next-generation network in the third quarter of 2007, and begin to install customers in the fourth quarter.

Revenue from Reuters, SAVVIS’ largest customer, declined to $20.8 million in the fourth quarter, reflecting reduced revenue from Telerate, which had been SAVVIS’ second-largest customer prior to its acquisition by Reuters in 2005. Management anticipates that revenue from the Telerate business, currently approximately $7 million per quarter, will continue to decline over the next two quarters, resulting in total revenue from Reuters of $50-60 million for the full year 2007.

Cost of revenue was $118.4 million, including $1.2 million of non-cash equity-based compensation costs, in the current quarter, resulting in gross profit as a percentage of total revenue, or gross margin, of 41% in the current quarter, up from 35% in the same quarter last year and 40% in the third quarter. The improvement in gross margin reflects SAVVIS’ scalable business model and ongoing cost-optimization efforts.

Sales, general, and administrative expenses (“SG&A”) for the current quarter were $53.5 million, as compared to $39.6 million for the same period last year and $52.4 million in the third quarter of 2006. SG&A included non-cash equity-based compensation costs for the current quarter of $6.0 million, as compared to $1.0 million for the same period last year and $6.5 million in the third quarter 2006. The year-over-year growth in non-cash equity-based compensation costs reflects additional equity-based compensation issued to SAVVIS employees and changes in accounting rules regarding the reporting of those costs. As a percentage of revenue, SG&A was 27% in the current quarter, up from 23% in the fourth quarter 2005, reflecting the changes in non-cash equity-based compensation costs, and unchanged from the third quarter 2006. Before non-cash equity-based compensation costs, SG&A as a percentage of revenue was 24% in the current and the previous quarter, and 23% in the fourth quarter 2005.

Income from operations was $11.6 million in the fourth quarter, compared to $2.8 million in the same period last year and $4.1 million in the third quarter 2006. SAVVIS’ consolidated net loss was $6.8 million in the fourth quarter, compared to $13.1 million in the same period last year and $13.6 million in the third quarter 2006. The current quarter net loss included a total of $7.2 million of non-cash compensation charges, compared to $1.2 million in the fourth quarter of 2005 and $7.9 million in the third quarter of 2006.

In the fourth quarter of 2006, SAVVIS recorded a tax provision of $1.9 million related primarily to U.S. alternative minimum tax for the tax year 2006. While the company used previously-generated Net Operating Loss (NOL) deductions for income tax purposes, IRS regulations limit the use of NOL deductions to 90% for alternative minimum tax purposes.

Cash Flow

Net cash provided by operating activities was $41.0 million in the fourth quarter, compared to $31.3 million in the same period last year and $37.6 million in the third quarter 2006. Cash

SAVVIS

Fourth-quarter Financial Results

January 29, 2007

capital expenditures for the fourth quarter 2006 totaled $22.1 million. SAVVIS’ cash position at December 31, 2006, was $98.7 million, compared to $78.1 million at September 30, 2006. In 2006, SAVVIS increased its cash position by $37.5 million and paid down the outstanding balance of $58.0 million under its revolving credit facility.

Financial Outlook

Chief Financial Officer Jeff Von Deylen said, “SAVVIS had a great year in 2006, growing revenue 15% and Adjusted EBITDA 55%, while consistently improving margins, and generating solid cash growth while paying down debt. In the fourth quarter, we announced significant investments in our future growth, largely funded by our existing resources and the sale of our CDN services. Given those investments, we now anticipate that we can grow from the fourth quarter’s 18% Adjusted EBITDA margin to reach our long-term target of 25% within two to three years. Our commitment to building a sustainable, competitive market advantage is resulting in significant gains in stockholder value.”

SAVVIS management’s current expectations for 2007 financial results include:

•	Total revenue in a range of $815-835 million, including
o	growth in Hosting revenue of 27-30%,
o	relatively flat Managed IP VPN revenue, given the planned introduction of the next-generation network,
o	revenue from Reuters of approximately $50-60 million, and
o	approximately $20 million of negative revenue impact from the sale of the CDN services business that was completed on January 22, 2007;
•	Adjusted EBITDA in a range of $145-155 million, including
o	approximately $6 million of negative Adjusted EBITDA impact from operating four new data centers, as operating expenses precede anticipated customer revenues, and
o	approximately $4 million of negative Adjusted EBITDA impact from the sale of the CDN services;
•

Cash capital expenditures of $340-350 million, including $35-40 million for the network upgrade and approximately $200 million for a previously-announced data center expansion, with the remainder representing approximately 60-70% ongoing customer-growth-based investments.

o	Capital expenditures for 2007 will be primarily funded by existing resources and the sale of SAVVIS’ CDN services, anticipated to yield proceeds of approximately $125 million.
o	SAVVIS anticipates installing customers in four new data centers, as previously announced, beginning in the fourth quarter of 2007. Those data centers are expected to generate approximately $50 million of revenue in 2008 at approximately 40% Adjusted EBITDA margins.

SAVVIS

Fourth-quarter Financial Results

January 29, 2007

* Adjusted EBITDA

“Adjusted EBITDA” represents income (loss) from operations before depreciation, amortization, accretion, net restructuring charges, integration costs, gains or losses on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Investor Conference Call

SAVVIS will webcast an investor conference call today, January 29, 2007, at 5:30 PM EST. Both the webcast and supporting presentation will be available at www.savvis.net on the Investor Relations page. A live conference call will also be available at +1 210-234-0002 and 888-456-0338 (in North America, toll free), with the password “SAVVIS NEWS.” Recorded replays will be available on the website for six months, and by telephone for two weeks, at +1 402-998-1350and 888-458-8112 (in North America, toll free) beginning at 8:00 PM EST today.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2005, and all subsequent filings. Those risk factors include, but are not limited to, variability in pricing for SAVVIS’ products, highly competitive markets, rapid evolution of technology, variability in the availability and terms of financing, uncertainties related to merger and acquisition activity, changes in our operating environment, and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, January 29, 2007. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for enterprise applications. With an IT services platform spanning North America, Europe, and Asia, SAVVIS leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 24 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit www.savvis.net.

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SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(dollars in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue	$200,671	$171,513	$763,971	$667,012
Operating Expenses:
Cost of revenue (including non-cash equity-based compensation of $1,209, $252, $2,983, and $400) (1)	118,369	110,777	464,924	435,548
Sales, general, and administrative expenses (including non-cash equity-based compensation of $6,013, $955, $16,723, and $1,603)	53,508	39,612	196,059	154,167
Depreciation, amortization, and accretion	17,168	18,288	77,538	74,888
Restructuring charges, net	—	—	—	3,340
Integration costs	—	—	—	2,745

Total Operating Expenses	189,045	168,677	738,521	670,688

Income (Loss) from Operations	11,626	2,836	25,450	(3,676)
Net interest expense and other	16,562	15,957	67,503	65,393

Net Loss before Income Taxes	(4,936)	(13,121)	(42,053)	(69,069)
Income taxes	1,905	—	1,905	—

Net Loss	(6,841)	(13,121)	(43,958)	(69,069)
Accreted and deemed dividends on Series A Convertible Preferred stock (2)	—	10,876	262,810	41,715

Net Loss Attributable to Common Stockholders	$(6,841)	$(23,997)	$(306,768)	$(110,784)

Basic and Diluted Loss per Common Share	$(0.13)	$(1.98)	$(9.54)	$(9.19)

Basic and Diluted Weighted Average Common Shares Outstanding (3)	51,258,767	12,089,985	32,159,178	12,060,647

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.

(2)	Includes $240.1 million of deemed dividends for the year ended December 31, 2006 incurred in connection with the exchange of Series A Convertible Preferred stock for common stock on June 30, 2006.

(3)	Includes 37,417,347 shares of common stock issued on June 30, 2006 in exchange for Series A Convertible Preferred stock. All common share information included herein reflects the 1-for-15 reverse stock split that occurred on June 6, 2006. As the effects of including the incremental shares associated with options, warrants, unvested restricted stock and restricted stock units, and Series A Convertible Preferred stock are antidilutive, they are not included in diluted weighted average common shares outstanding. Diluted common shares on an as converted basis were 54,145,952 and 40,744,354 as of December 31, 2006 and 2005, respectively.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$98,693	$61,166
Trade accounts receivable, net	44,949	51,601
Prepaid expenses and other current assets	21,607	16,126

Total Current Assets	165,249	128,893
Property and equipment, net	284,437	261,225
Intangible assets, net	4,488	8,531
Other non-current assets	12,845	10,997

Total Assets	$467,019	$409,646

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Payables and other trade accruals	$43,009	$46,398
Current portion of capital and financing method lease obligations	2,100	596
Other accrued liabilities	94,977	78,697

Total Current Liabilities	140,086	125,691
Long-term debt	269,436	275,259
Capital and financing method lease obligations, net of current portion	112,891	59,890
Other accrued liabilities	82,941	80,815

Total Liabilities	605,354	541,655

Stockholders' Deficit:
Series A Convertible Preferred stock	—	305,173
Common stock	515	1,813
Additional paid-in capital	699,450	353,836
Accumulated deficit	(834,492)	(790,534)
Accumulated other comprehensive loss	(3,808)	(2,297)

Total Stockholders' Deficit	(138,335)	(132,009)

Total Liabilities and Stockholders' Deficit	$467,019	$409,646

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Cash Flows from Operating Activities:
Net loss	$(6,841)	$(13,121)	$(43,958)	$(69,069)
Reconciliation of net loss to net cash provided
by operating activities:
Depreciation, amortization, and accretion	17,168	18,288	77,538	74,888
Non-cash portion of restructuring charges	—	—	—	(2,365)
Non-cash equity-based compensation	7,222	1,207	19,706	2,003
Accrued interest	14,133	12,438	53,973	48,532
Write-off of deferred debt financing costs	—	—	—	2,666
(Gain) loss on disposal of fixed assets	(14)	—	292	—
Net changes in operating assets and liabilities:
Trade accounts receivable	(683)	1,262	5,663	(2,558)
Prepaid expenses and other current assets	3,626	(477)	(1,299)	(3,509)
Other non-current assets	339	(2,320)	(2,927)	(5,604)
Payables and other trade accruals	(3,880)	(3,847)	(5,375)	(1,683)
Other accrued liabilities	9,909	17,838	15,088	19,556

Net cash provided by operating activities	40,979	31,268	118,701	62,857

Cash Flows from Investing Activities:
Payments for capital expenditures	(22,127)	(20,571)	(73,420)	(56,366)
Payment for purchase of data center buildings	—	—	(13,817)	—
Other investing activities	21	467	145	(133)

Net cash used in investing activities	(22,106)	(20,104)	(87,092)	(56,499)

Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facility	—	—	—	58,000
Proceeds from financing method lease obligation	—	—	50,600	—
Proceeds from stock option exercises	4,373	206	20,467	900
Principal payments under revolving credit facility	—	—	(58,000)	—
Payments under capital lease obligations	(937)	(73)	(3,185)	(53,880)
Other financing activities	(44)	(541)	(1,449)	(4,448)

Net cash provided by (used in) financing activities	3,392	(408)	8,433	572

Effect of exchange rate changes on cash and cash equivalents	(1,721)	(380)	(2,515)	(1,133)

Net Increase in Cash and Cash Equivalents	20,544	10,376	37,527	5,797
Cash and Cash Equivalents, Beginning of Period	78,149	50,790	61,166	55,369

Cash and Cash Equivalents, End of Period	$98,693	$61,166	$98,693	$61,166

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(dollars in thousands)

	Three Months Ended			Year Ended December 31,
	December 31		September 30,
	2006	2005	2006	2006	2005
Revenue:
Diversified revenue:
Hosting	$106,153	$79,462	$99,389	$384,691	$294,518
Managed IP VPN	35,039	30,300	35,083	136,621	112,449
Other Network Services	29,167	27,194	27,421	113,461	117,802
Digital Content Services	9,550	10,506	10,230	41,583	41,713

Total Diversified Revenue	179,909	147,462	172,123	676,356	566,482
Reuters	20,762	24,051	21,625	87,615	100,530

Total Revenue	$200,671	$171,513	$193,748	$763,971	$667,012

Adjusted EBITDA(1) Reconciliation:
Income (loss) from operations	$11,626	$2,836	$4,085	$25,450	$(3,676)
Depreciation, amortization, and accretion	17,168	18,288	20,807	77,538	74,888
Restructuring charges, net	—	—	—	—	3,340
Integration costs	—	—	—	—	2,745
Non-cash equity-based compensation	7,222	1,207	7,873	19,706	2,003

Adjusted EBITDA	$36,016	$22,331	$32,765	$122,694	$79,300

			December 31,		September 30, 2006
			2006	2005
Diluted Common Shares (end of period):
Total common shares outstanding			51,490,697	12,089,852	51,238,964
Series A Convertible Preferred stock on an as converted basis			—	27,394,581	—
Unvested restricted stock units			1,030,980	951,000	1,084,313
Warrants and options outstanding (treasury method)			1,624,275	308,921	1,570,714

Diluted Common Shares on an as Converted Basis			54,145,952	40,744,354	53,893,991

(1)	"Adjusted EBITDA" represents income (loss) from operations before depreciation, amortization, accretion, net restructuring charges, integration costs, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company's operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.